EXHIBIT 99.1

Pacific Asia Petroleum, Inc. raises $20 million in Registered Direct Offering

Hartsdale, New York, February 10, 2010:  Pacific Asia Petroleum, Inc. (NYSE Amex: PAP) (the “Company”), a US-based energy company engaged in the development, production and distribution of oil and gas, announced today that Company has entered into definitive agreements with certain accredited investors (the “Investors”) to sell in a registered direct offering an aggregate of 5 million shares of its common stock at a price of $4.00 per share for aggregate gross proceeds of $20 million.  In addition, the Company will, at closing, issue to the Investors two series of warrants.  The Series A Warrants shall provide the Investors the right to purchase up to an additional 2 million shares, in the aggregate, with an exercise price equal to $4.50, which warrants shall be exercisable commencing 6 months following the closing for a period of 30 months.  The Series B Warrants shall provide the Investors the right to purchase up to an additional 2 million shares, in the aggregate, at the common stock offering price, or $4 per share, which warrants shall be exercisable immediately until November 1, 2010.  If fully exercised, the Series A Warrants and Series B Warrant would result in additional gross proceeds to the Company of $17 million.

On the conclusion of the direct offering, President and CEO, Frank C. Ingriselli commented, "We are very pleased to announce the entry into agreements with investors for this offering, the closing of which will represent the accomplishment of a significant milestone in the pending acquisition of rights in the Oyo Oilfield.  The participation of major institutional investors in this offering highlight the confidence the investor community has put in our business strategy and the Company’s future growth through this major acquisition.  We look forward to closing this offering and completing the Oyo acquisition as planned and continuing our goal of delivering on shareholder value.”

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the Company's exclusive placement agent in connection with the offering.

The offering is expected to close on or around February 16, 2010, subject to customary closing conditions.

The shares and warrants in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission (the "SEC") on February 3, 2010.  A prospectus supplement related to the public offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212) 356-0549. An electronic copy of the prospectus is also available on the SEC's web-site at http://www.sec.gov ..

For more detailed information on this financing, please refer to the Company's Form 8-K and related exhibits to be filed with the SEC on or around February 10, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information on the Company and its planned acquisition of rights in the Oyo Oilfield, please visit www.papetroleum.com.

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. (NYSE Amex: PAP) is a U.S. publicly-traded energy company engaged in the development, production and distribution of oil and gas and is focused on early cash flow, high return projects. The Company controls the rights to significant gas acreage under contract in China and is a strategic partner with several major energy companies in high-value oil fields in China.  The Company was founded in 2005 by a group of former senior Texaco executives and is led by President and CEO Frank C. Ingriselli.  Pacific Asia Petroleum is headquartered in Hartsdale, New York, and also has offices in Beijing, China.

Media Contact:

Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com
 (914) 472-6070
www.papetroleum.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Some of the items discussed in this press release are forward-looking statements about Pacific Asia Petroleum’s activities. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Among the factors are changes in prices of, demand for and supply of crude oil and natural gas; actions of competitors; results of additional testing; timely development of production opportunities and acquired technologies; the potential disruption or interruption of testing and development activities due to accidents, political events, civil unrest, or severe weather; government-mandated restrictions on scope of company operations; general economic and political conditions; the Company’s need and ability to obtain capital; the Company’s ability to successfully consummate the transactions contemplated with CAMAC pursuant to the Purchase and Sale Agreement and other acquisitions, obtain required government approvals, and integrate the acquired entities and operations into the Company’s business; and other risks described in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Pacific Asia Petroleum undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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